Exhibit 99.(d)(6)

OPERATING EXPENSES LIMITATION AGREEMENT

     THIS OPERATING EXPENSES LIMITATION AGREEMENT (this “Agreement”) is made as of August 31, 2009, by and between Third Avenue Trust (the “Trust”), on behalf of the Third Avenue Focused Credit Fund (the “Fund”), a series of the Trust, and Third Avenue Management LLC, the Fund’s investment adviser (the “Adviser”).

RECITALS

     WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser, dated as of August 31, 2009, as amended or modified from time to time (the “Advisory Agreement”); and

     WHEREAS, the Adviser has agreed to limit the operating expenses of the Investor Class and Institutional Class of the Fund pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires the Adviser to implement those limits.

AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to waive all or a portion of the advisory fees payable to it with respect to the Fund under the Advisory Agreement, and to reimburse the Fund for operating expenses that the Fund incurs to the extent necessary to ensure that the Total Annual Fund Operating Expenses (as used in Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”), or any successor form thereto (“Form N-1A”)) (exclusive of taxes, interest, brokerage commissions, acquired fund fees and expenses (as used in Form N-1A) and extraordinary expenses) do not exceed 1.40% and 0.95% of the Fund’s average daily net assets allocable to its Investor Class and Institutional Class, respectively.

     2. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser has a right to receive from the Fund reimbursement for fee waivers and/or expense reimbursements made pursuant to this Agreement for a period of up to 36 months from the time of any waiver or reimbursement made pursuant to Section 1 hereof, provided that after giving effect to such reimbursement Total Annual Fund Operating Expenses (as used in Form N-1A) (exclusive of taxes, interest, brokerage commissions, acquired fund fees and expenses (as used in Form N-1A) and extraordinary expenses) do not exceed 1.40% and 0.95% of the Fund’s average daily net assets allocable to its Investor Class and Institutional Class, respectively, in any fiscal year of reimbursement.

     3. TERM. Except with respect to Section 2 hereof, this Agreement shall be effective for the period from the date of this Agreement until August 31, 2010 (the “Termination Date”). This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

     4. TERMINATION. This Agreement can only be terminated prior to the Termination Date by the Board of Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust.

     5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

THIRD AVENUE MANAGEMENT LLC

By:	/s/ Vincent J. Dugan
Name: Vincent J. Dugan
Title: Chief Financial Officer

THIRD AVENUE TRUST, FOR THE THIRD
AVENUE FOCUSED CREDIT FUND SERIES

By:	/s/ David M. Barse
Name: David M. Barse
Title: President